UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2017

GUARDION HEALTH SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-55723	44-4428421
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15150 Avenue of Science, Suite 200

San Diego, CA 92128

(Address of principal executive offices, with zip code)

Registrant’s telephone number, including area code: (858) 605-9055

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.03	Amendments to Article of Incorporation or By-Laws; Change in Fiscal Year

On March 20, 2017, Guardion Health Sciences, Inc. (the “Company”) amended its Certificate of Incorporation to authorize the creation of 2,000,000 shares of Series B Convertible Preferred Stock, $1.00 stated value (“Series B Preferred Stock”). A copy of the Certificate of Designation of the Rights, Preferences, Privileges and Restrictions of the Series B Convertible Preferred Stock is attached hereto as Exhibit 3.1.

The Series B Preferred Stock accrues an annual dividend at the rate of 6% of the stated value, to be paid in shares of common stock at the rate of $0.75 per share. Dividends are payable to holders of record quarterly, on the last business day of each calendar quarter, from the date of issuance, as may be declared by the Board of Directors, and are cumulative. The Series B Preferred Stock is convertible commencing December 31, 2017, or earlier upon the approval of the Board of Directors, by the holder into Common Stock at $0.75 per share. The stock is automatically convertible by the Company upon the earliest of: an equity financing of at least $5,000,000 subsequent to June 30, 2017; being publicly traded at least $2.00 per share for 10 consecutive trading days; or completion of a Major Transaction (as defined in the Certificate of Designation). The Series B Preferred Stock is senior to all Common Stock and junior to the Series A Preferred Stock.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Name

3.1	Certificate of Designation of the Rights, Preferences, Privileges and Restrictions of Series B Convertible Preferred Stock.

4.1	Form of Series B Preferred Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUARDION HEALTH SCIENCES, INC.

/s/ Michael Favish
By:	Name: Michael Favish
Title: Chief Executive Officer

Date: March 22, 2017